Exhibit (a)(5)(A)

ZIONS BANCORPORATION

***FOR IMMEDIATE RELEASE***

For: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

Zions Bancorporation Commences Tender Offers to Purchase Up to $120,000,000 Aggregate Liquidation Preference of

Certain Outstanding Preferred Stock and Depositary Shares

SALT LAKE CITY, April 25, 2016 – Zions Bancorporation (“Zions” or the “Company”) (Nasdaq: ZION) announced today the commencement of three separate cash tender offers to purchase up to the applicable maximum aggregate liquidation preference set forth in the table below (each, a “Series Maximum”) of the securities listed in the table below (the “Securities,” and each series of Securities, a “Series”).

Series of Securities	CUSIP No(s).	Liquidation Preference Per Share(1)	Aggregate Liquidation Preference Outstanding	Offer Range(2)	Series Maximum	Hypothetical Accrued Dividends(3)	Hypothetical Total Consideration(3)
Series I Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series I Shares”)	989701BD8	$1,000.00	$125,224,000	$955.00 - $980.00 per $1,000 liquidation preference	$35,000,000	$25.62 per $1,000 liquidation preference	$980.62 - $1,005.62

Series J Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series J Shares”)	989701BF3	$1,000.00	$195,152,000	$1,055.00 - $1,080.00 per $1,000 liquidation preference	$55,000,000	$13.80 per $1,000 liquidation preference	$1,068.80 - $1,093.80

Depositary Shares, each representing a 1/40th ownership interest in a share of Series G Fixed/Floating Rate Non-Cumulative Perpetual Preferred Stock (“Series G Depositary Shares”)	989701859	$25.00	$171,826,775	$26.30 - $26.85 per share	$30,000,000	$0.30 per share	$26.60 - $27.15

(1)	Each $1,000 liquidation preference of the Series I Shares and Series J Shares is equal to one Series I Share and one Series J Share, respectively.
(2)	Note that market prices for Series G Depositary Shares include accrued but unpaid dividends. Nonetheless, in the Offer to Purchase (as defined below), the Total Consideration (as defined below) for the Series G Depositary Shares is expressed as the sum of the Purchase Price (as defined below) for such shares plus Accrued Dividends (as defined below). Accordingly, when comparing the range of Total Consideration that may be received in the Offer with respect to the Series G Depositary Shares to market prices, you should refer to the applicable Offer Range plus Accrued Dividends. Market prices for the Series I Shares and the Series J Shares do not include accrued but unpaid dividends.
(3)	Assumes the settlement date is May 24, 2016.

Each offer will remain open until 11:59 p.m., New York City time, on May 20, 2016, unless extended or earlier terminated by Zions (such date, as it may be extended with respect to one or more Series of Securities, the “Expiration Date”).

Zions is conducting the Offers for each Series of Securities through a procedure commonly called a modified “Dutch auction.” This procedure enables holders of the Securities to select the price (in specified increments for each Series), within the Offer Range (as defined below) applicable to each Series, at which they are willing to sell their Securities. Zions will pay not less than $955.00 nor greater than $980.00 (in increments of $2.50) per Series I Share (the “Series I Offer Range”). Zions will pay not less than $1,055.00 nor greater than $1,080.00 (in increments of $2.50) per Series J Share (the “Series J Offer Range”). Zions will pay not less than $26.30 nor greater than $26.85 (in increments of $0.05) per Series G Depositary Share (the “Series G Offer

Range,” and each of the Series G Offer Range, the Series I Offer Range and the Series J Offer Range, an “Offer Range”). For each Series, promptly following the applicable Expiration Date, Zions will select the lowest price per share within the applicable Offer Range (for each Series, the “Purchase Price”) that will enable Zions to purchase Securities of such Series with an aggregate liquidation preference equal to the applicable Series Maximum, or, if Securities of the applicable Series having an aggregate liquidation preference of less than the applicable Series Maximum are validly tendered, all such Securities that are validly tendered and not properly withdrawn. All Securities purchased in each offer will be purchased at the same Purchase Price regardless of whether a holder validly tendered such Securities at a lower price.

Subject to the terms and conditions of the offers, in addition to the applicable Purchase Price, holders who validly tender and do not properly withdraw their Securities and whose Securities are accepted for purchase in each offer will also be paid Accrued Dividends for such Securities (such Purchase Price and Accrued Dividends, together, the “Total Consideration” for such Securities). “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the applicable settlement date.

In each offer, Zions will accept for purchase Securities of the applicable Series such that the aggregate liquidation preference purchased of such Securities does not exceed the applicable Series Maximum. If accepting Securities of a given Series validly tendered and not properly withdrawn in an offer would result in Zions purchasing Securities of such Series with an aggregate liquidation preference more than the applicable Series Maximum, then the Securities of such Series accepted for purchase will be subject to proration. Proration for each holder tendering Securities in an offer will be based on the ratio of the number of Securities tendered by the holder in such offer to the total number of Securities tendered by all holders in such offer, in each case, at or below the applicable Purchase Price.

The settlement date for each offer will be promptly following the Expiration Date for such offer and is expected to be two business days following the Expiration Date. Assuming none of the offers are extended, the Company expects that the settlement date for each offer will be May 24, 2016.

Securities tendered pursuant to an offer may be validly withdrawn at any time on or prior to the applicable Expiration Date by following the procedures described in the Offer to Purchase.

The terms and conditions of the offers are described in the Offer to Purchase, dated April 25, 2016 (the “Offer to Purchase”), and the accompanying Letter of Transmittal, dated April 25, 2016 (together with the Offer to Purchase, the “Offer Materials”). Each offer is subject to the satisfaction or waiver of certain conditions specified in the Offer Materials.

The Offer Materials are being sent to holders of the Securities. Holders are urged to read the Offer Materials carefully before making any decision with respect to an offer. Holders must make their own decisions as to whether to participate in an offer, and if they decide to do so, the number of Securities to tender and at what price within the applicable Offer Range to tender.

Holders may obtain copies of the Offer Materials online at the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov as exhibits to the Tender Offer Statement on Schedule TO filed by Zions with the SEC on the date hereof.

Goldman, Sachs & Co. and UBS Securities LLC are acting as dealer managers for the offer. For additional information regarding the terms of the offers, please contact: Goldman, Sachs & Co. at (800) 828-3182 (toll-free) or (212) 357-1039 (collect) or UBS Securities LLC at (888) 719-4210 (toll-free) or (203) 719-4210 (collect). Requests for the Offer Materials may be directed to Global Bondholder Services Corporation, which is acting as the tender agent and information agent for the offers, at (866) 470-4500 (toll-free).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER OR SOLICITATION TO PURCHASE SECURITIES. THE OFFER IS BEING MADE SOLELY PURSUANT TO THE OFFER MATERIALS, WHICH SET FORTH THE COMPLETE TERMS OF THE OFFERS THAT HOLDERS OF THE SECURITIES SHOULD CAREFULLY READ PRIOR TO MAKING ANY DECISION.

THE OFFER MATERIALS DO NOT CONSTITUTE AN OFFER OR SOLICITATION TO PURCHASE SECURITIES IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON TO OR FROM WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION UNDER APPLICABLE SECURITIES OR BLUE SKY LAWS. IN ANY JURISDICTION IN WHICH THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFERS TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFERS WILL BE DEEMED TO BE MADE ON BEHALF OF ZIONS BY ONE OR MORE REGISTERED BROKERS OR DEALERS THAT ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

About Zions Bancorporation

Zions Bancorporation is one of the nation’s premier financial services companies with total assets of approximately $60 billion. Zions operates under local management teams and unique brands in 11 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington and Wyoming. The Company is a national leader in Small Business Administration lending and public finance advisory services, and is a consistent top recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and Nasdaq Financial 100 indices.

Forward-Looking Statement

Statements in this press release that are based on other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include the actual amount and duration of declines in the price of oil and gas, our ability to meet our efficiency and noninterest expense goals, as well as other factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, filed with the SEC and available at the SEC’s website (http://www.sec.gov).

Except as required by law, the Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.